Exhibit 10.39

FOURTH SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

THIS FOURTH SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Fourth Supplement”), entered into as of October 22, 2008, is between COBANK, ACB (“CoBank”) and SHENANDOAH TELECOMMUNICATIONS COMPANY (the “Borrower”), and supplements that certain Second Amended and Restated Master Loan Agreement, dated as of November 30, 2004, between CoBank and the Borrower (as amended, modified, supplemented, extended or restated from time to time, the “MLA”). Capitalized terms used and not otherwise defined in this Fourth Supplement have the meanings assigned to them in the MLA.

SECTION 1. Delayed Draw Term Loan. On the terms and conditions set forth in the MLA and this Fourth Supplement, CoBank agrees to make a loan to the Borrower (the “Loan”), by means of one or more advances during the period (the “Availability Period”) commencing on the Closing Date (as defined in Section 3 of this Fourth Supplement), and expiring at 12:00 noon Eastern time on December 31, 2009 (the “Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $52,000,000 (the “Commitment”), as the Commitment will be reduced from time to time pursuant to Subsections 6(A), (D) and (E) and Section 8 on or before the Termination Date. Under the Loan, amounts borrowed and later repaid or prepaid may be reborrowed at any time prior to and including the Termination Date.

SECTION 2. Purpose. The purposes for which advances under the Commitment may be used are (i) to finance the purchase of certain cable system assets by Shentel Cable Company (“Shentel Cable”) from Rapid Communications LLC and Rapid Acquisition Co., LLC (collectively, the “Sellers”) (the “Acquisition”), (ii) to finance other acquisitions permitted under the Loan Documents, and (iii) for general corporate purposes of the Borrower and/or its Subsidiaries, including capital expenditures, working capital, and closing costs and fees associated with the Acquisition and the Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 2.

SECTION 3. Availability. Subject to Sections 2 of the MLA and Section 10 of this Fourth Supplement and the other conditions set forth in the MLA, during the period commencing on the date on which all conditions precedent to the initial advance under the Loan are satisfied (the “Closing Date”) and ending on and including the Termination Date, advances on the Loan will be made as provided in the MLA; provided, however, that with respect to any advance to be subject to a fixed rate option (as described in Subsections 4(A)(2) and 4(A)(3) of this Fourth Supplement, a “Fixed Rate Option”), a request for such advance must be received no later than 12:00 noon Eastern time three Business Days or Banking Days (as defined in Subsection 4(A)(2) of this Fourth Supplement), as applicable, prior to the day such advance is desired; and provided, further, that the Closing Date must occur on or prior to December 31, 2008.

Fourth Supplement/Shenandoah Telecommunications Company

Loan No. ML0743-T4

SECTION 4. Interest.

(A)      Rate Options; Etc. The Borrower agrees to pay interest on the unpaid principal balance of the Loan in accordance with one or more of the following interest rate options, as selected by the Borrower:

(1)       Variable Rate Option. As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Subsections 4(A)(2) and 4(A)(3) below, is hereinafter referred to as a “Portion” of the Loan), interest will accrue pursuant to this variable rate option at a variable annual interest rate (the “Variable Rate”) equal at all times to the rate of interest established for the Borrower by CoBank in its sole and absolute discretion on the first Business Day of each week. The rate of interest so established by CoBank shall be effective from and including the first Business Day of each week to and excluding the first Business Day of the next week. Each change in the Variable Rate will be applicable to the Portion of the Loan subject to this option and information about the then current Variable Rate shall be made available to the Borrower upon telephonic request.

(2)       LIBOR Option. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this LIBOR option at a margin (the “LIBOR Margin”) equal to the percentage determined from time to time in accordance with Subsection 4(A)(5) of this Fourth Supplement. Under this option: (i) rates may be fixed for Interest Periods (as hereinafter defined) of one, two, three, or six months, as selected by the Borrower; (ii) amounts fixed must be in increments of $100,000 or multiples thereof; and (iii) rates may only be fixed on a Banking Day (as hereinafter defined) on three Banking Days’ prior written notice; provided, however, that the LIBOR option is not available with respect to new advances during the continuance of any Event of Default. “LIBOR” means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” means a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Interest Period” means the time period chosen by the Borrower during which the chosen Fixed Rate Option is to apply to a Portion of the Loan, which period commences on the day a rate fixed under this Subsection 4(A)(2) or Subsection 4(A)(3) of this Fourth Supplement becomes effective. The Interest Period for Portions accruing interest at the LIBOR option rate will end on the day in the next calendar month or in the month that is one, two, three, or six months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that: (a) in the event such ending day is not a Banking Day, such period will be extended to the next Banking

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Loan No. ML0743-T4

Day unless such next Banking Day falls in the next calendar month, in which case it will end on the preceding Banking Day; and (b) if there is no numerically corresponding day in the month, then such period will end on the last Banking Day in the relevant month. No Interest Period shall extend beyond the Maturity Date. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

(3)       Quoted Rate Option. As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this quoted rate option at a fixed annual interest rate (the “Quoted Rate”) to be quoted by CoBank in its sole and absolute discretion in each instance. Under this option, the interest rate on such Portion or Portions of the Loan may be fixed for such Interest Periods as may be agreeable to CoBank in its sole and absolute discretion in each instance; provided, however, that (i) such Interest Period shall not extend beyond the Maturity Date and such Interest Period may only expire on a Business Day, (ii) the minimum fixed period shall be 30 days, (iii) amounts fixed must be in increments of $100,000 or multiples thereof, and (iv) the Quoted Rate option will not be available with respect to new advances during the continuance of any Event of Default.

(4)       Rate Combinations. Notwithstanding the foregoing, at any one time there may be no more than five Portions of the Loan in the aggregate accruing interest pursuant to any fixed rate option.

(5)       Applicable Margin. Initially, and continuing through the day immediately preceding the first Adjustment Date (as hereinafter defined in this Subsection 4(A)(5)) on which the Borrower demonstrates that a change in the LIBOR Margin is warranted and requests such change, the applicable LIBOR Margin shall be 1.25%. Commencing on such Adjustment Date, the LIBOR Margin will be determined based on the Borrower’s consolidated Total Leverage Ratio on the last day of each fiscal quarter of the Borrower, as set forth in the following table:

Total Leverage Ratio	LIBOR Margin
Greater than 1.50:1.00	1.75%
Greater than 1.00:1.00 and less than or equal to 1.50:1.00	1.50%
Less than or equal to 1.00:1.00	1.25%

The LIBOR Margin shall be (i) increased, if warranted, beginning the 5th Business Day following CoBank’s receipt of the financial statements required pursuant to Subsections 7(I)(1) and 7(I)(2) of the MLA and the compliance certificate required

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Loan No. ML0743-T4

pursuant to Subsection 7(I)(8) of the MLA and (ii) decreased, if warranted, beginning the 5th Business Day following CoBank’s receipt of such financial statements and compliance certificate and the Borrower’s written request to decrease such margin (each such date described in (i) and (ii), an “Adjustment Date”). In the event that (a) an Event of Default occurs or (b) CoBank shall not receive when due such financial statements and compliance certificate, then from such due date and until the 5th Business Day following CoBank’s receipt of such overdue financial statements and compliance certificate (and in the event a decrease in the LIBOR Margin is then warranted, receipt of the Borrower’s written request to decrease such margin), the LIBOR Margin shall be 1.75%.

(6)       Selection and Changes of Rates. The Borrower shall select the rate option or options applicable to the Loan at the time it requests an advance under the Loan. Thereafter, with respect to Portions of the Loan accruing interest at the Variable Rate Option, the Borrower may, on any Business Day, subject to Subsections 4(A)(2), 4(A)(3) and 4(A)(4) of this Fourth Supplement, elect to have one of the Fixed Rate Options apply to such Portion. In addition, with respect to any Portion of the Loan accruing interest pursuant to a Fixed Rate Option, the Borrower may, subject to Subsections 4(A)(2), 4(A)(3) and 4(A)(4) of this Fourth Supplement, on the last day of the Interest Period for such Portion (or, if applicable, such earlier date as specified in Subsection 4(A)(2)), elect to fix the interest rate accruing on such Portion for another Interest Period pursuant to one of the Fixed Rate Options. From time to time the Borrower may elect, on a Business Day prior to the expiration of the Interest Period (or, if applicable, such earlier date as specified in Subsection 4(A)(2)) for any Portion of the Loan accruing interest pursuant to a Fixed Rate Option, and upon payment of the applicable Surcharge (as defined in, and calculated pursuant to, Section 7 of this Fourth Supplement) to convert all, but not part, of such Portion of the Loan so that it accrues interest at the Variable Rate option or a combination of the Variable Rate option and a Fixed Rate Option, for a new Interest Period or Interest Periods selected in accordance with Subsections 4(A)(2), 4(A)(3) or 4(A)(4) of this Fourth Supplement. Except for the initial selection, all interest rate selections provided for herein shall be made by electronic (if applicable), telephonic or written request of an authorized employee of the Borrower and must be received by CoBank by 12:00 noon, Eastern time, on the relevant day. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to select interest rates hereunder; provided, however, that in the case of LIBOR rate loans, all such selections must be confirmed in writing upon CoBank’s request. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Borrower to have to break any fixed rate balance in order to pay any installment of principal.

(7)       Accrual of Interest. Interest shall accrue pursuant to the Fixed Rate Options from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period. If the Borrower elects to refix the interest rate on any Portion of the Loan accruing interest pursuant to one of the Fixed Rate Options pursuant to Subsection 4(A)(6) of this Fourth Supplement, the first day of the new Interest Period

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Loan No. ML0743-T4

shall be the last day of the preceding Interest Period. In the absence of any such election, interest shall accrue on such Portion at the Variable Rate Option from and including the last day of such Interest Period. If the Borrower elects to convert from a Fixed Rate Option to the Variable Rate Option pursuant to Subsection 4(A)(6) of this Fourth Supplement upon payment of the applicable Surcharge as provided in Section 7 of this Fourth Supplement, interest at the applicable fixed rate shall accrue through the day before such conversion and interest at the Variable Rate Option shall accrue on the Portion of the Loan so converted from and including the date of conversion.

(B)      Payment and Calculation. The Borrower shall pay interest on the Loan (i) monthly in arrears on the 20th day of the following month (or on such other day in such month as CoBank shall require in a written notice to the Borrower); provided, however, in the event the Borrower elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that Portion shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity of such Interest Period, (ii) upon any prepayment (whether due to acceleration or otherwise) and (iii) on the Maturity Date. Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days or 365 days in the case of any Portion accruing interest at the Variable Rate Option. In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.

SECTION 5. Fees.

(A)      Loan Origination Fee. In consideration of the Commitment, the Borrower agrees to pay to CoBank on the Closing Date a non-refundable origination fee in the amount of $130,000.

(B)      Commitment Fee. In consideration of the Commitment, the Borrower agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 0.25% per annum, calculated on a 360-day basis, payable quarterly in arrears by the 20th day of the month following each calendar quarter. Such fee is payable for each quarter (or portion thereof) occurring during the original or any extended term of the Availability Period.

SECTION 6. Repayment of the Loan

(A)      Termination of the Commitment. The Commitment will expire on the Termination Date as provided in Section 1 of this Fourth Supplement.

(B)      Scheduled Repayments. Commencing on March 31, 2010, and on each June 30, September 30, December 31 and March 31 occurring thereafter (each such date, a “Payment Date”)through December 31, 2015 (the “Maturity Date”), the outstanding principal balance of the Loan as of the Termination Date shall be repaid in 24 equal installments on each such Payment Date (any such repayments will be cumulative and will be in addition to any other repayments pursuant to the MLA or this Fourth Supplement).If any Payment Date is not a

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Loan No. ML0743-T4

Business Day, then the installment then due shall be paid not later than the next Business Day and shall continue to accrue interest until paid.

(C)      Applications of Repayments; Related Interest and Surcharge Payments. If not sooner required to be repaid, all advances under the Loan and all other amounts due and owing hereunder and under the other Loan Documents relating to the Loan shall be due and payable on the Maturity Date. All repayments made pursuant to this Section 6 shall be applied to such Portions of the Loan as the Borrower shall direct in writing or, in the absence of such direction, as the Borrower and CoBank shall agree. At the time of each repayment pursuant to this Section 6, the Borrower shall pay all accrued and unpaid interest on the amount repaid, and any Surcharge due pursuant to Section 7 of this Fourth Supplement in connection with such payment.

(D)      Repayments from Insurance Proceeds. If an Event of Default with respect to Section 7(J), (K) or (L) of the MLA has occurred and is continuing or is anticipated to occur within the next twelve (12) months after taking into account on a pro forma basis the proposed use of all Net Insurance Proceeds (as hereinafter defined in this Subsection 6(D)) received by the Borrower during any fiscal year in excess of $1,000,000 (and the Borrower hereby covenants to cause such Net Insurance Proceeds to be used as so proposed), the Borrower shall repay the Loan in an amount equal to the amount of such Net Insurance Proceeds which are not reinvested in equipment or other assets that are used or useful in the business of the Borrower within 180 days of receipt by the Borrower of such Net Insurance Proceeds. All such repayments shall be applied in accordance with Subsection 6(G) of this Fourth Supplement.

“Net Insurance Proceeds” means cash proceeds received by the Borrower or any Pledged Subsidiary from any insurer under any casualty insurance policy or similar insurance policy with respect to any loss, damage or destruction of any asset or property owned by it, net of (i) the costs of recovery of such insurance proceeds and (ii) amounts applied to repayment of Indebtedness (other than to CoBank) secured by a lien on the related asset or property.

(E)      Repayments from Asset Dispositions. The Borrower shall repay the Loan within 180 days of receipt by the Borrower or any Pledged Subsidiary of Net Proceeds (as hereinafter defined in this Subsection 6(E)) from any Asset Disposition (as hereinafter defined in this Subsection 6(E)) in an amount equal to such Net Proceeds, unless such Net Proceeds have been reinvested in equipment or other assets that are used or useful in the business of the Borrower or its Pledged Subsidiaries within such 180-day period. All such repayments shall be applied in accordance with Subsection 6(G) of this Fourth Supplement.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, or otherwise (other than as a result of loss, damage or destruction), by the Borrower, of any or all of its assets, other than (a) bona fide sales of inventory to customers for fair value in the ordinary course of business, (b) dispositions of obsolete equipment not used or useful in the business of the Borrower or its Pledged Subsidiaries, (c) sales of Investments for fair value; and (d) dispositions of assets for which the aggregate market value of assets sold in any one transaction or series of

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related transactions for any calendar year does not exceed $1,000,000 for the Borrower and its Pledged Subsidiaries.

“Net Proceeds” means cash proceeds (other than insurance proceeds) received by the Borrower or any Pledged Subsidiary from any Asset Disposition (including payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer) and (ii) amounts applied to repayment of Indebtedness (other than to CoBank) secured by a lien on the asset or property disposed.

(F)       Repayment of Loan during Availability Period. If at any time during the Availability Period, the outstanding amount of the Loan exceeds the Commitment, the Borrower shall repay promptly the Loan in an amount at least sufficient to reduce the principal balance of the Loan then outstanding to the amount of the Commitment, and until such repayment is made, CoBank shall not be obligated to make any additional advances on the Loan. Any repayments pursuant to this Subsection 6(F) shall be paid and applied in accordance with Subsection 6(G).

(G)      Application of Mandatory Repayments; Related Interest and Surcharge Payments. During the Availability Period, all mandatory repayments made pursuant to Subsections 6(D) and 6(E) of this Fourth Supplement and not otherwise applied pursuant to the Third Supplement or the Term Supplement, shall be applied to permanently reduce the Commitment and, to the extent as a result thereof the Commitment exceeds the then outstanding principal balance of the Loan, to repay the Loan. At all times, all mandatory repayments on the Loan shall be applied to principal installments in the inverse order of their maturity and to such Portions of the Loan as the Borrower shall direct in writing or, in the absence of such direction, as the Borrower and CoBank shall agree. At the time of each such mandatory repayment, the Borrower shall pay all accrued and unpaid interest on the amount repaid and any Surcharge due pursuant to Section 7 of this Fourth Supplement in connection with such payment. Unless otherwise specified by the Borrower in writing, as between mandatory repayments required pursuant to this Section 6, Section 6 of that certain Third Supplement to the Master Loan Agreement, dated as of November 30, 2004, between CoBank and the Borrower (CoBank Loan No. ML0743-T3)(as amended, restated, supplemented or otherwise modified from time to time, the “Third Supplement”), and Section 6 of that certain Term Supplement, dated as of June 22, 2001, between CoBank and the Borrower (CoBank Loan No. ML0743-T2) (as amended, restated, supplemented or otherwise modified from time to time, the “Term Supplement”), the Borrower shall first make mandatory repayments under the Third Supplement, then the Term Supplement, and then this Section 6.

SECTION 7. Prepayment and Surcharge. The Borrower may, on three Business Day’s prior written notice, prepay in full or in part, in minimum amounts of $100,000, any portion of the Loan. All voluntary prepayments made on or after the Termination Date pursuant to this Section 7 shall be applied to principal installments in the inverse order of their maturities. All voluntary prepayments made pursuant to this Section 7 shall be applied to such Portions of the Loan as the Borrower shall direct in writing or, in the absence of such direction, as the Borrower and CoBank shall agree. Notwithstanding the foregoing, the Borrower’s right to pay

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Loan No. ML0743-T4

any portion of the Loan subject to a Fixed Rate Option on any day prior to the last day of the Interest period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, mandatory repayment or scheduled repayment or otherwise, including for purposes of this Section 7 any conversion under Subsection 4(A)(6) of this Fourth Supplement) shall be conditioned upon the payment of, on the date of such prepayment (or conversion), a Surcharge (as hereinafter defined in this Section 7). Such Surcharge, including the amount of any funding losses incurred by CoBank, shall be determined and calculated in accordance with methodology established by CoBank.

“Surcharge” shall mean an amount equal to the greater of (i) $300 and (ii) the present value of any funding losses incurred or imputed by CoBank to have been incurred as a result of such repayments, prepayment or conversion for the period such amount was scheduled to have been outstanding at such fixed rate (which, if less than $0, shall be deemed to be $0).

SECTION 8. Voluntary Reduction of Commitment. During the Availability Period, the Borrower has the right, from to time upon at least three Business Days’ prior notice, to permanently reduce the Commitment in increments of $1,000,000. No Commitment reduction under this Section 8 will be permitted if, after giving effect to such reduction and any simultaneous payment to CoBank, the aggregate outstanding principal amount of the Loan would exceed the Commitment as so reduced.

SECTION 9. Security. The Loan is secured by the Second Amended and Restated Pledge Agreement, dated as of November 30, 2004, between the Borrower and CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Pledge Agreement”), pursuant to which the Borrower has granted to CoBank a first-priority lien and security interest in all of its now owned or hereafter acquired capital stock or other voting securities in the Pledged Subsidiaries (as defined in the Pledge Agreement).

SECTION 10. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make any advance under the Loan, including the initial advance, is subject to the satisfaction of each of the following conditions precedent on or before the date of such advance:

(A)      No Material Adverse Change. That from December 31, 2007 to the date of such advance, there has not occurred any event which has had or could reasonably be expected to have a Material Adverse Effect;

(B)      Consents and Approvals. Evidence that all governmental, shareholder, corporate and third-party consents and approvals have been obtained as to the Loan Documents;

(C)      Fees and Other Charges. All fees and other charges provided for in the MLA or in this Supplement that are due and owing shall have been paid;

(D)      Closing Certificate. That CoBank receive on the date of the initial advance a certificate, in the form of Exhibit A attached hereto, from the President of the Borrower as to, among other things, the continuing truth and accuracy of the representations and warranties of

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Loan No. ML0743-T4

each of the Borrower and its Subsidiaries under the Loan Documents to which it is a party and the satisfaction of each of the conditions applicable to the making of the initial advance; and

(E)      Other Information. That CoBank receives such other information regarding the condition, financial or otherwise, and operations of Loan Parties as CoBank shall request and such other opinions, certificates or documents as CoBank shall reasonably request.

SECTION 11. Additional Affirmative Covenants. In addition to the affirmative covenants set forth in the MLA, the Borrower will:

(A)      Shentel Cable. Deliver to CoBank’s counsel, no later than 5 business days after the date hereof (or such later date as CoBank may in its sole discretion agree to in writing), the original stock certificate evidencing the Borrower’s ownership interest in Shentel Cable;

(B)      Consummation of Acquisition. Deliver to CoBank, at or before the consummation of the Acquisition (the “Closing”) (or such later date as CoBank may in its sole discretion agree to in writing), evidence reasonably acceptable to CoBank that the Acquisition was consummated substantially in accordance with the terms and conditions set forth in the Asset Purchase Agreement, dated as of August 6, 2008, by and between Shentel Cable and the Sellers, subject only to such material amendments thereto or waivers thereof as (i) the material terms of which were disclosed by the Borrower to CoBank prior to the closing of this Fourth Supplement, (ii) are not adverse to the interests of CoBank in any material respect or (iii) shall have been consented to by CoBank (such consent not to be unreasonably withheld or delayed);

(C)      Consents and Approvals. Deliver to CoBank, at or before the Closing (or such later date as CoBank may in its sole discretion agree to in writing), evidence reasonably acceptable to CoBank that all necessary governmental, shareholder, corporate and third-party consents and approvals of the consummation of the Acquisitions have been obtained;

(D)      Searches. Deliver to CoBank, no later than 30 days after the Closing (or such later date as CoBank may in its sole discretion agree to in writing) such search results for UCC, pending suit and judgment, fixture and federal and state tax liens for the Sellers and such evidence of release of related liens or termination of UCC financing statements as the Borrower shall have reasonably determined to be appropriate in connection with the consummation of the Acquisition;

(E)      Discharge of Indebtedness. Deliver to CoBank, at or before the Closing (or such later date as CoBank may in its sole discretion agree to in writing), evidence satisfactory to CoBank of the repayment of all existing indebtedness and obligations of either Seller secured by the assets subject to the Acquisition, and the release of all related liens; and

(F)       Opinions of Counsel. Deliver to CoBank, at or before the Closing (or such later date as CoBank may in its sole discretion agree to in writing), opinions of counsel to Sellers relating to the Acquisition, identifying CoBank as an addressee and a party entitled to rely thereon.

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Loan No. ML0743-T4

[Signatures commence on following page.]

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Loan No. ML0743-T4

IN WITNESS WHEREOF, the parties have caused this Fourth Supplement to be executed by their duly authorized officers as of the date first shown above.

SHENANDOAH TELECOMMUNICATIONS COMPANY

By:_____________________
Christopher E. French
President

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CoBANK, ACB

By:_______________________
Gloria S. Hancock
Vice President

EXHIBIT A

CLOSING CERTIFICATE -- LOAN NO. ML0743-T4

THIS CLOSING CERTIFICATE is given by Christopher E. French, President ofSHENANDOAH TELECOMMUNICATIONS COMPANY (the“Borrower”), pursuant toSection 5(C) of that certain Second Amended and Restated Master Loan Agreement, dated as of November 30, 2004 (as amended, restated, supplemented or otherwise modified, the “MLA”), and pursuant to Section 10(D) of that certain Fourth Supplement to the Master Loan Agreement, dated as of dated as of October 22, 2008 (the “Fourth Supplement”), each between CoBank, ACB (“CoBank”) and the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA and in the Fourth Supplement.

The undersigned hereby certifies, in his capacity as President of the Borrower, and not in his individual capacity, as follows:

1.         I am the President of the Borrower and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

2.         Since December 31, 2007, no event has occurred which has had or could have a Material Adverse Effect;

3.         All representations and warranties of each of the Borrower and its subsidiaries contained in the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof (except to the extent that such representations relate to a specified earlier date, in which case such representations and warranties are true and correct in all material respects as of such specified earlier date);

4.         No Potential Default or Event of Default exists as of the date hereof or will result from the making of the initial advance with respect to which this Certificate is delivered; and

5.         Each of the conditions specified in Section 5 of the MLA and in Section 10 of the Fourth Supplement required to be satisfied on or prior to the date of the making of the initial advance under the Loan has been fulfilled as of the date hereof.

IN WITNESS WHEREOF, I have executed this Closing Certificate as of October 22, 2008.

SHENANDOAH TELECOMMUNICATIONS COMPANY

President,

Shenandoah Telecommunications Company